Exhibit 99.2

NEWS

For Immediate Release

FOR FURTHER INFORMATION CONTACT:

Julie A. Boland

Vice President, Chief Financial Officer and Treasurer

Oglebay Norton

216-861-8941

MEDIA ONLY:

Stephen Phillips or Patrick Gallagher

Edward Howard & Co.

216-781-2400

Court Approves ‘First Day’ Motions for Oglebay Norton Co.,

Including Interim Approval to Borrow up to $40 Million from New DIP Facility

CLEVELAND, February 25, 2004 – Oglebay Norton Company [NASDAQ: OGLEQ] said that U.S. Bankruptcy Judge Joel B. Rosenthal of the United States Bankruptcy Court for the District of Delaware in Wilmington approved “first day” motions presented by the Company, including interim approval to utilize cash collateral and to borrow up to $40 million from a $75 million debtor-in-possession (DIP) credit facility. The Company secured the DIP facility from a syndicate that includes various members of its pre-petition bank group.

The judge’s orders provide the Company with the liquidity necessary to continue operations without disruption and meet its obligations to its suppliers, customers and employees during the chapter 11 reorganization process. A final hearing on approval for use of the $75 million facility was set for March 22, 2004.

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. The Company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states.

-more-

Court Approves ‘First Day’ Motions . . . / p. 2

On February 23, 2004, the Company and its wholly owned subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to complete the financial restructuring of its long-term debt. The Company said it has reached an agreement in principle with a majority of holders of its Senior Subordinated Notes to exchange their notes for equity. The agreement also contemplates having them make an investment of new equity. Further, the Company said it has made substantial progress toward obtaining a new credit facility that would retire its existing bank debt. The Company said it believes these events will enable it to pursue a process to emerge from chapter 11 on an expedited basis. While the Company is in chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock will likely have little or no value. Additional information about the filing is available through a link on the Company’s website, www.oglenbaynorton.com.

The Company advised that certain financial numbers included in its February 23, 2004, news release announcing the chapter 11 filing were incorrectly labeled as operating losses. The release should have said that the Company suffered net losses of $18.8 million in 2001, $6.6 million in 2002, and $31 million in 2003.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The outcome of the chapter 11 restructuring case is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial reorganization. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the Company’s products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers or insurers, changes in environmental law, and changes in asbestos or silica product liability litigation filed in the United States and determinations by a court or jury against the Company’s interest all can impact revenues and earnings. Some of our customers have filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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